Exhibit 11

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                                                                                                                 EXHIBIT 11


                       CYRIX CORPORATION AND SUBSIDIARIES
                 EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE


                                                    Quarters Ended September 30,      Nine Months Ended September 30,
                                                        1996             1995              1996             1995
                                                  ---------------  ----------------  ----------------  ----------------

Weighted average common shares outstanding             19,463           19,113            19,376           18,999

Incremental shares related to assumed exercise
of stock options, if dilutive                               *            1,013                 *              911
                                                  ---------------  ----------------  ----------------  ----------------

Weighted average common and common equivalent
shares                                                 19,463           20,126            19,376           19,910
                                                  ===============  ================  ================  ================

Income (loss) before extraordinary item               ($6,946)            $557          ($20,350)         $25,535

Extraordinary loss from early extinguishment of
debt                                                        --              --            (1,062)              --
                                                  ---------------  ----------------  ----------------  ----------------

Net income (loss)                                     ($6,946)            $557          ($21,412)         $25,535
                                                  ===============  ================  ================  ================



Earnings (loss) per common and common equivalent share:
    Income (loss) before extraordinary item              ($0.36)          $0.03           ($1.05)           $1.28
    Extraordinary item                                     --               --             (0.06)              --
                                                  ---------------  ----------------  ----------------  ----------------
    Net income (loss)                                    ($0.36)          $0.03           ($1.11)           $1.28
                                                  ===============  ================  ================  ================



* The computations of earnings per share do not give effect to common stock equivalents for any period in which their inclusion would have the effect of decreasing the loss per share otherwise computed.

   The computations of earnings per share on a fully diluted basis do not differ significantly from the amounts calculated on a primary basis shown above.
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